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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                               NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: July 30, 2002

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Press Release

SOURCE: C. Robert Coates

AT&T Wireless Should Not Tender Netro Shares, C. Robert Coates Says

LAKE FOREST, Ill., July 30 /PRNewswire/ -- Allowing AT&T Wireless Services to tender its shares in an upcoming Dutch auction is clearly a case of the Board of Directors of Netro Corporation (NASDAQ: NTRO) rewarding its friends at the expense of the shareholders, said C. Robert Coates.

In announcing the Dutch auction, Netro Chairman and CEO Gideon Ben-Efraim said that AT&T Wireless Services, Inc., and an adult son of Ben-Efraim's, < http://www.edgar-online.com/bin/edgardoc/finSys_main.asp?dcn=
0000891618-02-003299> may choose to participate in the tender offer. Netro Board member Lewis Chakrin is a vice-president with AT&T Wireless.

"When you have insider information like AT&T Wireless does, you need to take a position up front. You need to say, 'We will definitely not tender our shares'," Coates said. "No one who is sitting on all that confidential information about Project Angel should be allowed to tender their shares. AT&T acquired 8.2 million Netro shares earlier this year when it sold its Project Angel technology to Netro.

"Due to the nature of a Dutch auction, the possibility of an insider like AT&T Wireless tendering its shares will cause many shareholders to offer to sell their shares at a lower price." Coates said. "This is costing the shareholders money by creating uncertainty about the future."

"As a member of the Board of Directors, AT&T Wireless has information of strategic importance," Coates continued, "and it has been given the luxury to make decisions about its shareholdings that no other investor has. "

"It's a clear case of management rewarding its friends," Coates said. "AT&T Wireless sided with Ben-Efraim in the recent Board election. Well, the election is over. AT&T Wireless has cast its vote, and now it appears that the company is being rewarded. They have been given a no-lose deal. They can basically flip much of their stock after a few months."

"We want to get as much money as possible back to all the shareholders," Coates said. "Clearly, AT&T Wireless is in the driver's seat. As a major shareholder owning a large percentage of Netro, any action it takes will affect the value of the stock."

This Board action fits into a larger pattern, Coates said, in which the Netro Board of Directors consistently rewards its friends at the expense of the rest of the shareholders.

"Take a look at the offer the Netro Board recently blew off," Coates said. "It's detailed on Page 8 of the Netro tender offer
<http://www.edgar-online.com/bin/edgardoc/finSys_main.asp?dcn=
0000891618-02-003310>. Netro's directors had an offer to sell the company. The Board turned it down saying the offer was for less than the cash value of the company."

According to Netro's tender offer materials, Netro's directors rejected for consideration a third party's offer to acquire Netro that included $3.68 per share in cash because, "The cash per share offered was less than the per share cash value of the company."

Netro's rejection of this offer is at odds with Netro's own conduct. On February 12, 2002, as part of a payment for Project Angel technology, AT&T Wireless received 8.2 million shares. Netro's stock was selling in the open market at approximately $2.92 then while the cash value of the company was approximately $6.28 per share. "Why did the company offer so many shares to AT&T at so much less than the cash value of the company?" Coates said.

Netro has also issued millions of options to directors, officers and employees with exercise prices substantially below the cash value of Netro's shares. The Board recently repriced options to $3.07 per share.

Netro is now offering to buy 23 million Netro shares for $3.50 to $4, which is less than the cash value per share. No one knows what the price will be after the tender offer.

The Dutch auction self tender by Netro announced July 18 includes a purchase of up to 23 million shares at $3.50 to $4.00 per share. Netro's management has also authorized an open market purchase of shares after the self tender with any money left over from the $100 million authorized for share purchases. The program went into effect Friday July 19 and ends Aug. 16.

Coates and associate David Kennedy narrowly lost a bid for election to Netro's Board of Directors May 21 <http://biz.yahoo.com/prnews/020701/dam008a_1.html>. Coates and Kennedy ran in opposition to two incumbent directors whose candidacy was supported by Netro management. The Coates/Kennedy card was endorsed in that contest by Institutional Shareholder Services <http://www.issproxy.com/>, the world's leading provider of proxy voting and corporate governance services and a key influencer in the institutional investment market.

Shares held by AT&T Wireless were pivotal in the vote. AT&T Wireless cast its
8.2 million votes to re-elect the incumbents. Excluding those shares as measured by the popular vote, Coates/Kennedy would have been elected to the Board with
16.4 million shares versus 10.8 million shares for Netro, according to data from IVS Associates, Inc., an independent inspector of elections < http://www.ivsassociates.com/>.

Netro's directors are Thomas Baruch, Lewis Chakrin, Irwin Federman, Richard Moley, Sanford Robertson and Shirley Young. Coates said, "A poison pill antitakeover measure enacted after last year's annual election has made it nearly impossible to replace the CEO or any of the directors. Under their 'leadership,' Netro has failed to meet promises to shareholders and has lost 95% of its value.

"Until a week and a half ago, the company's directors had refused to consider buying back shares even though the stock price had fallen to an all time low of $2.09 while the cash per share was approximately $4.84."

Netro shareholders can call Todd Martin at the Robert Coates Group with any comments, suggestions or questions. His number is 1-800-295-0841, extension 210, and email is tmartin@rcoates.com.

C. Robert Coates is a major shareholder in Netro Corp.

SOURCE: C. Robert Coates